Contact:

Jeffrey J. Carfora, EVP and CFO
Peapack-Gladstone Financial Corporation
T:  908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION
REPORTS FOURTH QUARTER RESULTS OF OPERATIONS

GLADSTONE, N.J.—(BUSINESS WIRE)—February 1, 2010 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the Corporation) recorded net income of $7.1 million and diluted earnings per common share after effect of the preferred stock dividend of $0.64, for the year ended December 31, 2009. These results compared to a net loss of $22.1 million and a diluted loss per share of $2.53 for 2008.
For the quarter ended December 31, 2009, net income was $1.4 million and diluted earnings per common share, after effect of the preferred stock dividend, were $0.11.  For the 2008 quarter, the net loss was $32.6 million and the diluted loss per share was $3.75.  The 2008 quarter and year included other-than-temporary impairment charges of $56.1 million before income taxes and $36.5 million after income taxes, related to certain investment securities. There were no such impairment charges taken in 2009.
The 2009 periods included an increase in the provision for loan losses, an increase in Other Real Estate Owned expense, an increase in the industry-wide FDIC assessment and the dividends on preferred stock, when compared to the 2008 periods.
Frank A. Kissel, Chairman and CEO, stated, “We are pleased to have reported positive earnings and to have generated capital in excess of common and preferred dividends in 2009, despite the significant impact the recession has had on financial institutions and their borrowers. This capital generation enabled us to redeem 25% of the preferred shares issued under the Treasury’s Capital Purchase Program investment on January 6, 2010.” Mr. Kissel continued, “Building capital, remaining well capitalized and redeeming the CPP investment over time continue to be important business objectives of the Corporation.”
The Corporation recorded a provision for loan losses of $2.95 million in the fourth quarter of 2009 compared to $600 thousand for the same period in 2008.  Due to a substantial increase in the FDIC assessment rates, total FDIC assessment expense of $834 thousand was recorded for the fourth quarter of 2009 as compared to $189 thousand for the same quarter in 2008.  Dividends and accretion on preferred stock totaled $430 thousand for the quarter ended December 31, 2009. There was no such charge last year as the preferred stock was issued in January 2009 in connection with the Corporation’s participation in the U.S. Treasury’s Capital Purchase Program.
Mr. Kissel commented, “Our provision for loan losses has increased substantially in 2009, as the continued weakness in the overall economy and in the real estate markets has negatively impacted our borrowers and their property values, causing an increase in problem loans. We, however, have not seen the same significant deterioration in our loan portfolio as many other institutions because of our conservative underwriting at the time of origination and our continued diligence in managing our loan portfolio. Further, we are pleased with the progress we have made this past quarter in resolving certain problem assets.”

Net Interest Income and Margin
In the fourth quarter of 2009, net interest income, on a fully tax-equivalent basis, was $12.4 million, reflecting a slight decline from $12.5 million for the same quarter last year.  On a fully tax-equivalent basis, the net interest margin was 3.44 percent and 3.84 percent for the fourth quarters of 2009 and 2008, respectively. The effect of growth in lower yielding, but less risky and shorter duration interest-earning cash deposits and investment securities coupled with declining loan balances, partially offset by the effect of growth in lower costing core deposits, contributed to the reduced margin.  Mr. Kissel stated, “We have built substantial short and medium-term liquidity into our balance sheet over 2009, so we are well positioned when loan demand increases and interest rates rise.”
Loans
Average loans totaled $996.6 million for the fourth quarter of 2009 as compared to $1.05 billion for the same 2008 quarter, reflecting a decrease of $48.5 million or 4.6 percent. The average residential mortgage loan portfolio declined $46.1 million or 9.1 percent to $461.2 million, as the Corporation has opted to sell its longer-term, fixed-rate loan production as an interest rate risk management strategy in the lower rate environment and loan payments have outpaced originations retained in portfolio. The average commercial portfolio declined $7.3 million or 1.5 percent to $469.7 million, as loan demand and quality borrowers on the commercial front have been scarce during 2009.
The average home equity line portfolio rose $9.3 million or 31.4 percent to $38.8 million for the fourth quarter of 2009 compared to the same quarter in 2008.  The Corporation focused on the origination of these adjustable-rate loans, and loan originations outpaced principal paydowns over the year.
Deposits
Average total deposits (interest-bearing and non-interest bearing) grew 14.7 percent from $1.19 billion in the fourth quarter of 2008 to $1.36 billion in the fourth quarter of 2009.  Average non-interest bearing checking grew $16.9 million or 8.8 percent to $209.5 million in the fourth quarter of 2009 from the fourth quarter of 2008. Average interest-bearing checking balances totaled $226.9 million in the fourth quarter of 2009, rising $70.5 million or 45.1 percent from the same quarter in 2008.  Checking growth is attributable to the Corporation’s focus on core deposit growth, particularly checking, coupled with the introduction of the Ultimate Checking product, which provides customers with a low-cost checking product and a higher yield for larger balances.
Average money market accounts also rose from $373.2 million in the fourth quarter of 2008 to $469.6 million for the same quarter of 2009, an increase of $96.4 million or 25.8 percent.  The Corporation’s focus on core deposit growth, as well as certain customers tending to “park” funds in money market accounts in lower interest rate environments accounted for this growth.
In comparing balances at December 31, 2009 to balances at December 31, 2008, non-interest bearing checking and lower-costing, interest-bearing checking accounts and money market accounts have continued to increase, but higher costing certificates of deposit have declined.  The Corporation has opted not to pay higher rates on maturing certificates of deposit, as the Corporation has ample liquidity from core deposit growth and principal paydowns on loans.
Mr. Kissel commented, “Our core deposit growth and reduced reliance on certificates of deposit has reduced our overall cost of funds, contributed to our profitability and enhanced the value of our franchise.”
PGB Trust and Investments
PGB Trust and Investments generated $2.4 million in fee income in the fourth quarter of 2009, compared to $2.9 million in the same quarter of 2008.  Excluding increases in non-recurring fees in the 2008 quarter, the decrease in the 2009 quarter was approximately $200 thousand or 6.9% when compared to the same quarter a year ago.  This decrease reflects the reduction of certain recurring fees earned on the placement of funds in money market instruments, due to the current low interest rate environment, as well as a reduction in non-recurring fiduciary fees.
Craig C. Spengeman, President of PGB Trust & Investments commented, “We are pleased with the recovery and performance of our assets under administration throughout the year as the financial markets endured the worst financial crisis since the Great Depression.  The recovery and performance reflects the sound financial management of our trust and investment professionals as well as the quality of new business booked as prospective clients continue to seek professional advice during these challenging times.”

Other Income
For the fourth quarter of 2009, other income totaled $1.1 million as compared to $1.0 million for the same quarter of 2008, rising $48 thousand, or 4.7 percent.  Fee income earned on the sale of mortgage loans at origination increased $92 thousand to $124 thousand in the fourth quarter of 2009 from $32 thousand in the same 2008 period.  More customers have been interested in longer-term, fixed-rate mortgages in the current low rate environment.  These mortgages have been sold rather than retained in portfolio for interest rate risk management purposes. Income from Bank-Owned Life Insurance, resulting from the increase in cash surrender value, declined $31 thousand or 12.5 percent to $218 thousand for the fourth quarter of 2009 as compared to the fourth quarter of 2008 due primarily to the lower interest rate environment.
Operating Expenses
The Corporation’s total operating expenses were $10.6 million in the fourth quarter of 2009 compared to $10.0 million for the same quarter of 2008, an increase of $651 thousand or 6.5 percent.  The majority of this increase was due to an increase in the industry-wide FDIC assessment.  Due to a substantial increase in the FDIC assessment rates, total FDIC assessment expense of $834 thousand was recorded for the fourth quarter of 2009 as compared to $189 thousand for the same period in 2008.
ASSET QUALITY
At December 31, 2009, non-performing assets totaled $12.1 million or 0.80 percent of total assets as compared to $6.6 million or 0.48 percent of total assets at December 31, 2008.  Non-performing loans have increased from December 31, 2008 primarily due to two construction loans to one borrower totaling $5.04 million.  Although the borrower continued to make interest payments on the loans through August 2009, the loans have been on non-accrual status since March 2009 and $1.33 million in charge-offs have been recorded in 2009 related to this borrower, including $1.04 million recorded in the fourth quarter of 2009.
Mr. Kissel noted that certain problem assets were resolved over the quarter.  “During the fourth quarter, the property securing a non-performing $2.1 million residential loan, the note related to a non-performing $600 thousand commercial mortgage loan, and a piece of land carried at $320 thousand in other real estate owned, were sold. Additionally, a residential property carried at $320 thousand in other real estate owned, was under contract for sale as of December 31, 2009, with the closing occurring in January 2010.”
Mr. Kissel added, “We continue to be proactive in our loan portfolio management in an effort to identify and stay ahead of potential problems.  We are well capitalized and we are ready to lend to well-qualified individuals and businesses.  However, we remain committed to our conservative underwriting standards that have served us well in the past and will continue to serve us well in the future.”
The allowance for loan losses was $13.2 million or 1.34 percent of total loans at December 31, 2009 as compared to $9.7 million or 0.92 percent of total loans at December 31, 2008.
CAPITAL
At December 31, 2009, the Corporation’s leverage ratio, tier 1 and total risk based capital ratios were 7.93 percent, 12.45 percent and 13.71 percent, respectively.  These capital ratios are above the levels to be considered well capitalized under applicable regulatory guidelines. Additionally, the Corporation’s common equity ratio (common equity to total assets) at December 31, 2009 stands at a healthy 6.1 percent.
As previously announced, on January 21, 2010 the Board of Directors declared a regular cash dividend of $0.05 per share payable on February 19, 2010 to shareholders of record on February 4, 2010.
ABOUT THE CORPORATION
Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.51 billion as of December 31, 2009.  Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 24 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties.  Its Trust Division, PGB Trust and Investments, operates at the Bank’s main office located at 190 Main Street in Gladstone and at four other locations in Clinton, Morristown and Summit, New Jersey and Bethlehem, Pennsylvania.  To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to
•	a continued or unexpected decline in the economy, in particular in our New Jersey market area;
•	declines in value in our investment portfolio;
•	increases in our allowance for loan losses;
•	increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	we may be unable to successfully grow our business;
•	we may be unable to manage our growth;
•	a continued or unexpected decline in real estate values within our market areas;
•	increased or unexpected competition from our competitors;
•	significant regulatory oversight which may adversely affect our business;
•	higher than expected FDIC insurance premiums;
•	market conditions and other factors may adversely affect the market price of our common stock;
•	lack of liquidity to fund our various cash obligations;
•	our preferred shares issued under the Treasury’s Capital Purchase Program will impact net income available to our common shareholders and our earnings per share;
•	further offerings of our equity securities may result in dilution of our common stock and a reduction in the price of our common stock;
•	reduction in our lower-cost funding sources;
•	changes in accounting policies or accounting standards;
•	we may be unable to adapt to technological changes;
•	our internal controls and procedures may not be adequate;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	future earnings volatility caused by economic or other factors; and
•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of these and other factors that could affect our results is included in our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and our Annual Report on Form 10-K for the year ended December 31, 2008.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to Follow)

 PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008

ASSETS
Cash and due from banks	$7,864	$9,343	$50,921	$20,525	$25,686
Federal funds sold	201	200	200	201	200
Interest-earning deposits	71,907	46,876	513	59,063	1,003
Total cash and cash equivalents	79,972	56,419	51,634	79,789	26,889

Securities held to maturity	89,459	86,703	77,216	48,379	51,731
Securities available for sale	272,484	252,786	227,414	178,676	173,543
FHLB and FRB Stock, at cost	5,315	5,329	5,343	4,202	4,902

Residential mortgage	452,641	466,601	483,330	494,208	505,150
Commercial mortgage	279,595	279,336	275,915	275,675	274,640
Commercial loans	120,554	129,671	133,659	137,304	143,188
Construction loans	64,816	65,760	67,075	69,474	66,785
Consumer loans	25,638	26,571	27,302	27,959	29,789
Home equity lines of credit	38,728	38,450	35,357	32,648	31,054
Other loans	1,565	1,592	1,079	1,958	2,376
Total loans	983,537	1,007,981	1,023,717	1,039,226	1,052,982
Less: Allowance for loan losses	13,192	12,947	11,054	9,762	9,688
Net loans	970,345	995,034	1,012,663	1,029,464	1,043,294

Premises and equipment	27,911	28,011	27,189	26,740	26,936
Other real estate owned	360	680	700	965	1,211
Accrued interest receivable	4,444	5,359	4,652	4,635	4,117
Cash surrender value
of life insurance	26,292	26,087	25,865	25,672	25,480
Deferred tax assets, net	23,522	22,154	23,653	22,927	23,143
Other assets	12,249	9,117	2,550	2,858	4,179
TOTAL ASSETS	$1,512,353	$1,487,679	$1,458,879	$1,424,307	$1,385,425

LIABILITIES
Deposits:
Noninterest bearing
demand deposits	$216,127	$199,804	$194,888	$195,175	$210,030
Interest-bearing deposits
Checking	255,058	212,687	203,378	178,430	167,727
Savings	73,866	73,308	71,464	70,426	67,453
Money market accounts	458,303	470,123	418,208	400,692	364,628
CD’s $100,000 and over	147,138	159,942	187,516	192,708	195,826
CD’s less than $100,000	199,177	209,994	220,779	225,608	232,224
Total deposits	1,349,669	1,325,858	1,296,233	1,263,039	1,237,888
Borrowings	36,499	36,815	37,128	39,439	54,998
Other liabilities	6,676	5,862	9,844	7,654	8,645
TOTAL LIABILITIES	1,392,844	1,368,535	1,343,205	1,310,132	1,301,531
Shareholders’ Equity	119,509	119,144	115,674	114,175	83,894
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$1,512,353	$1,487,679	$1,458,879	$1,424,307	$1,385,425

Trust division assets under
management (market value,
not included above)	$1,856,229	$1,803,862	$1,702,782	$1,602,752	$1,804,629

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED BALANCE SHEET DATA
(Dollars in thousands)
(Unaudited)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008

Asset Quality:
Loans past due over 90 days
and still accruing	$496	$1,118	$104	$-	$-
Non-accrual loans	11,256	13,082	12,998	11,139	5,393
Other real estate owned	360	680	700	965	1,211
Total non-performing assets	$12,112	$14,880	$13,802	$12,104	$6,604

Non-performing loans to
total loans	1.19%	1.41%	1.28%	1.07%	0.51%
Non-performing assets to
total assets	0.80%	1.00%	0.95%	0.85%	0.48%

Troubled debt restructured loans	$11,123	$18,671	$7,766	$-	$-

Loans past due 30 through 89
days and still accruing	$6,015	$7,362	$5,524	$8,458	$8,728

Allowance for loan losses:
Beginning of period	$12,947	$11,054	$9,762	$9,688	$9,088
Provision for loan losses	2,950	2,750	2,000	2,000	600
Charge-offs, net	(2,705)	(857)	(708)	(1,926)	-
End of period	$13,192	$12,947	$11,054	$9,762	$9,688

ALLL to non-performing loans	112.25%	91.18%	84.37%	87.64%	179.64%
ALLL to total loans	1.34%	1.28%	1.08%	0.94%	0.92%

Capital Adequacy:
Tier I leverage
(5% minimum to be
considered well
capitalized)	7.93%	8.17%	8.25%	8.21%	6.15%
Tier I capital to risk-
weighted assets
(6% minimum to be
considered well
capitalized)	12.45%	12.23%	12.30%	11.73%	9.11%
Tier I & II capital to
risk-weighted assets
(10% minimum to be
considered well
capitalized)	13.71%	13.48%	13.44%	12.73%	10.05%

Common equity to
Total assets	6.09%	6.17%	6.06%	6.11%	6.06%

Book value per
Common share	$10.57	$10.54	$10.15	$9.99	$9.64

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	For The Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008
Income Statement Data:
Interest income	$16,123	$16,379	$16,709	$16,795	$18,048
Interest expense	4,000	4,129	4,543	4,987	5,812
Net interest income	12,123	12,250	12,166	11,808	12,236
Provision for loan losses	2,950	2,750	2,000	2,000	600
Net interest income after
provision for loan losses	9,173	9,500	10,166	9,808	11,636
Trust fees	2,346	2,200	2,550	2,332	2,899
Other income	1,067	1,137	1,114	983	1,019
Securities gains, net	(42)	(2)	108	5	-
Impairment charges	-	-	-	-	(56,146)
Salaries and employee benefits	5,291	5,622	5,430	5,534	5,333
Premises and equipment	2,358	2,185	2,171	2,089	2,206
FDIC insurance expense	834	724	1,378	373	189
Other expenses	2,124	2,409	2,216	1,528	2,228
Income before income taxes	1,937	1,895	2,743	3,604	(50,548)
Income tax expense	536	583	813	1,122	(17,929)
Net income	1,401	1,312	1,930	2,482	(32,619)
Dividends and accretion
on preferred stock	430	430	428	205	-
Net income available to
Common shareholders	$971	$882	$1,502	$2,277	$(32,619)

Per Common Share Data:
Earnings per share (basic)	$0.11	$0.10	$0.17	$0.26	$(3.75)
Earnings per share (diluted)	0.11	0.10	0.17	0.26	(3.75)

Performance Ratios:
Return on Average Assets	0.37%	0.36%	0.54%	0.71%	(9.45)%
Return on Average Common
Equity	4.18%	3.89%	6.75%	10.45%	(121.92)%

Net Interest Margin
(Taxable Equivalent Basis)	3.44%	3.61%	3.71%	3.70%	3.84%

Note: Per share amounts have been restated for a 5% stock dividend declared on June 18, 2009, and payable on August 3, 2009 to shareholders of record on July 9, 2009.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	For The
	Twelve Months Ended
	December 31,
	2009	2008
Income Statement Data:
Interest income	$66,007	$71,917
Interest expense	17,659	25,597
Net interest income	48,348	46,320
Provision for loan losses	9,700	2,400
Net interest income after
provision for loan losses	38,648	43,920
Trust fees	9,428	10,538
Other income	4,301	3,844
Impairment charges	-	(56,146)
Securities gains, net	69	483
Salaries and employee benefits	21,877	20,586
Premises and equipment	8,803	8,470
FDIC insurance expense	3,309	563
Other expenses	8,277	7,666
Income before income taxes	10,180	(34,646)
Income tax expense	3,054	(12,586)
Net income	7,126	(22,060)
Dividends and accretion
on preferred stock	1,493	-
Net income available to
Common shareholders	$5,633	$(22,060)

Per Common Share Data:
Earnings per share (basic)	$0.64	$(2.53)
Earnings per share (diluted)	0.64	(2.53)

Performance Ratios:
Return on Average Assets	0.49%	(1.62)%
Return on Average Common
Equity	6.26%	(20.74)%

Net Interest Margin
(Taxable Equivalent Basis)	3.58%	3.68%

Note: Per share amounts have been restated for a 5% stock dividend declared on June 18, 2009, and payable on August 3, 2009 to shareholders of record on July 9, 2009.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2009			December 31, 2008
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$304,301	$2,506	3.29%	$209,425	$2,743	5.24%
Tax-Exempt (1) (2)	47,749	578	4.83	44,303	613	5.54
Loans (2) (3)	996,601	13,232	5.31	1,045,085	14,949	5.72
Federal Funds Sold	201	-	0.20	361	1	0.67
Interest-Earning Deposits	90,663	47	0.21	1,034	2	0.66
Total Interest-Earning
Assets	1,439,515	$16,363	4.55%	1,300,208	$18,308	5.63%
Noninterest-Earning Assets:
Cash and Due from Banks	9,493			21,167
Allowance for Loan
Losses	(12,872)			(9,098)
Premises and Equipment	27,981			26,850
Other Assets	61,689			41,116
Total Noninterest-Earning
Assets	86,291			80,035
Total Assets	$1,525,806			$1,380,243

LIABILITIES:
Interest-Bearing Deposits
Checking	$226,851	$426	0.75%	$156,360	$363	0.93%
Money Markets	469,635	1,103	0.94	373,225	1,711	1.83
Savings	72,326	76	0.42	66,936	99	0.59
Certificates of Deposit	381,984	2,062	2.16	397,179	3,190	3.21
Total Interest-Bearing
Deposits	1,150,796	3,667	1.27	993,700	5,363	2.16
Borrowings	36,605	333	3.64	79,513	449	2.26
Total Interest-Bearing
Liabilities	1,187,401	4,000	1.35	1,073,213	5,812	2.17
Noninterest Bearing
Liabilities
Demand Deposits	209,458			192,515
Accrued Expenses and
Other Liabilities	8,676			7,501
Total Noninterest-Bearing
Liabilities	218,134			200,016
Shareholders’ Equity	120,271			107,014
Total Liabilities and
Shareholders’ Equity	$1,525,806			$1,380,243
Net Interest Income		$12,363			$12,496
Net Interest Spread			3.20%			3.46%
Net Interest Margin (4)			3.44%			3.84%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2009			September 30, 2009
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$304,301	$2,506	3.29%	$275,325	$2,462	3.58%
Tax-Exempt (1) (2)	47,749	578	4.83	51,853	626	4.84
Loans (2) (3)	996,601	13,232	5.31	1,009,348	13,521	5.36
Federal Funds Sold	201	-	0.20	201	-	0.20
Interest-Earning Deposits	90,663	47	0.21	49,639	25	0.20
Total Interest-Earning
Assets	1,439,515	$16,363	4.55%	1,386,366	$16,634	4.80%
Noninterest-Earning Assets:
Cash and Due from Banks	9,493			8,301
Allowance for Loan
Losses	(12,872)			(11,140)
Premises and Equipment	27,981			27,705
Other Assets	61,689			58,157
Total Noninterest-Earning
Assets	86,291			83,023
Total Assets	$1,525,806			$1,469,389

LIABILITIES:
Interest-Bearing Deposits
Checking	$226,851	$426	0.75%	$216,646	$405	0.75%
Money Markets	469,635	1,103	0.94	445,839	1,108	0.99
Savings	72,326	76	0.42	72,126	85	0.47
Certificates of Deposit	381,984	2,062	2.16	374,548	2,195	2.34
Total Interest-Bearing
Deposits	1,150,796	3,667	1.27	1,109,159	3,793	1.37
Borrowings	36,605	333	3.64	36,923	336	3.64
Total Interest-Bearing
Liabilities	1,187,401	4,000	1.35	1,146,082	4,129	1.44
Noninterest Bearing
Liabilities
Demand Deposits	209,458			198,800
Accrued Expenses and
Other Liabilities	8,676			6,579
Total Noninterest-Bearing
Liabilities	218,134			205,379
Shareholders’ Equity	120,271			117,928
Total Liabilities and
Shareholders’ Equity	$1,525,806			$1,469,389
Net Interest Income		$12,363			$12,505
Net Interest Spread			3.20%			3.36%
Net Interest Margin (4)			3.44%			3.61%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
TWELVE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2009			December 31, 2008
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$247,500	$9,395	3.80%	$217,432	$11,061	5.09%
Tax-Exempt (1) (2)	49,652	2,474	4.98	50,928	2,860	5.62
Loans (2) (3)	1,021,457	55,059	5.39	1,010,007	58,867	5.83
Federal Funds Sold	201	-	0.20	3,752	116	3.09
Interest-Earning Deposits	58,364	90	0.15	6,310	136	2.14
Total Interest-Earning
Assets	1,377,174	$67,018	4.87%	1,288,429	73,040	5.67%
Noninterest-Earning Assets:
Cash and Due from Banks	7,958			20,823
Allowance for Loan
Losses	(10,879)			(8,164)
Premises and Equipment	27,361			26,579
Other Assets	57,802			33,708
Total Noninterest-Earning
Assets	82,242			72,946
Total Assets	$1,459,416			$1,361,375

LIABILITIES:
Interest-Bearing Deposits
Checking	$201,399	$1,476	0.73%	$144,070	$1,096	0.76%
Money Markets	428,063	4,510	1.05	392,795	8,104	2.06
Savings	70,850	320	0.45	66,071	400	0.61
Certificates of Deposit	397,329	9,985	2.51	392,589	14,326	3.65
Total Interest-Bearing
Deposits	1,097,641	16,291	1.48	995,525	23,926	2.40
Borrowings	38,507	1,368	3.55	56,214	1,671	2.97
Total Interest-Bearing
Liabilities	1,136,148	17,659	1.55	1,051,739	25,597	2.43
Noninterest Bearing
Liabilities
Demand Deposits	199,543			192,578
Accrued Expenses and
Other Liabilities	7,144			10,674
Total Noninterest-Bearing
Liabilities	206,687			203,252
Shareholders’ Equity	116,581			106,384
Total Liabilities and
Shareholders’ Equity	$1,459,416			$1,361,375
Net Interest Income		$49,359			$47,443
Net Interest Spread			3.32%			3.24%
Net Interest Margin (4)			3.58%			3.68%

(1)	Average balances for available-for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include non-accrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.